EXHIBIT 11

                 THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

               CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                  (Amounts in thousands, except per share data)


                                                         2000          1999          1998
                                                      ----------    ----------    ----------
BASIC EARNINGS PER SHARE

Net income                                            $   36,304    $   32,781    $   26,760

Average common shares outstanding                         13,557        13,831        13,671

                                                      ----------    ----------    ----------
Basic Earnings Per Share                              $     2.68    $     2.37    $     1.96
                                                      ==========    ==========    ==========

DILUTED EARNINGS PER SHARE (1)

Net income                                            $   36,304    $   32,781    $   26,760

Average common shares outstanding                         13,557        13,831        13,671

Incremental common shares issuable: stock options            118            18            19

                                                      ----------    ----------    ----------
Average common shares outstanding assuming dilution       13,675        13,849        13,690
                                                      ----------    ----------    ----------

                                                      ----------    ----------    ----------
Diluted Earnings Per Share                            $     2.65    $     2.37    $     1.95
                                                      ==========    ==========    ==========


(1) Diluted earnings per share include all average common shares outstanding adjusted for the incremental dilution of outstanding stock options.